SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934

January 10, 2006
Date of Report (Date of earliest event reported)

METALDYNE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-12068	38-2513957
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

47659 Halyard Drive, Plymouth, Michigan 48170
(Address of principal executive offices)

(734) 207-6200
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On January 10, 2006, Metaldyne Corporation (the “Company”) issued a press release announcing that it and its subsidiaries, Metaldyne Company LLC and Metaldyne Precision Forming — Fort Wayne, Inc., as sellers (together, the “Sellers”), entered into an Asset Purchase Agreement, dated as of January 7, 2006 (the “Agreement”), between the Company, the Sellers and Forming Technologies, Inc., as buyer (the “Buyer”). Pursuant to the Agreement, the Buyer agreed to acquire, and the Sellers agreed to sell, equipment, machinery, raw materials and other assets relating to the Sellers’ business of supplying forged metal components to the automotive light vehicle market (the “Forgings Business”). In consideration for the Forgings Business and upon the closing of the transaction, the Sellers expect to receive consideration of approximately $129 million, consisting of $79.2 million in cash, the retention of trade accounts receivable (approximately $42 million as of October 3, 2006), the assumption by the Buyer of $7.5 million of outstanding indebtedness of the Forging Business, the assumption by the Buyer of other working capital items and the assumption by the Buyer of specified liabilities. The purchase price is subject to certain post-closing adjustments including adjustments for net working capital. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated into this Item 1.01 by reference.

Item 8.01 Other Events.

In order to permit the sale of the Forging Business under the Agreement, the Company intends to seek a consent from the lenders under its senior secured credit facilities. In connection with this consent, the Company will also be, among other things, (1) seeking modifications of the leverage and interest coverage ratio financial covenants in the credit agreement governing the senior secured credit facilities (the “Credit Agreement”), commencing with the first quarter of 2006, both to reflect the sale of the Forging Business and to provide the Company with flexibility, and (2) seeking to add a new $50 million term loan tranche to enhance its liquidity. It is expected that the pricing of the Company’s existing revolving credit loans and term loans will be increased to take account of the new term loan pricing. The Company intends to pursue the new $50 million term loan and covenant modifications, whether or not the Forging Business is sold. While the precise application of proceeds from the sale of the Forging Business remains subject to determination, it is expected to be comprised principally of a combination of existing term loan prepayment, reduction of accounts receivable securitization facility balances and purchases of assets under operating leases to which the Company and its subsidiaries are parties. As of January 1, 2006, we had approximately $115 million of undrawn commitments from our revolving credit facility and accounts receivable securitization facility. Availability under our accounts receivable securitization facility agreement at such date is based on a day earlier receivables report so it should be noted that, as is the case at each of our quarter ends, receivables paid on the last day of the quarter will reduce availability on the next business day. The amount of this reduction was $28.7 million as of January 3, 2006. It should also be noted that January and July are typically periods in which the Company seasonally experiences lower availability. While the foregoing is expected to enhance the Company’s liquidity position, there can be no assurance that the Forging Business sale will occur or that the Company will be successful in obtaining the desired covenant relief and, accordingly, covenant relief will not need to be obtained in the near future.

Item 9.01 Financial Statements and Exhbiits.

(d) Exhibits.

Exhibit 99.1 is filed herewith pursuant to Item 1.01.

Exhibit 99.1	Press Release dated January 10, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: Janury 10, 2006

METALDYNE CORPORATION

By:      /s/ Jeffrey M. Stafeil
            Name: Jeffrey M. Stafeil
Title: Executive Vice President
and Chief Financial Officer